                                                FILED PURSUANT TO RULE 424(b)(3)

                                            REGISTRATION STATEMENT NO. 333-39167

PROSPECTUS SUPPLEMENT NO. 7
(TO PROSPECTUS DATED NOVEMBER 10, 1997)

                                  $310,000,000
                            LAM RESEARCH CORPORATION
                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2002


         This Prospectus Supplement replaces information contained in that certain Prospectus dated November 10, 1997 and supersedes Prospectus Supplement No. 1 through Prospectus Supplement No. 6 to such Prospectus, which prior supplements should be discarded. The Prospectus dated November 10, 1997 and this Supplement No. 7 (collectively the "Prospectus") relate to the potential sale from time to time of up to $310,000,000 aggregate amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without the Prospectus. This Prospectus Supplement may not be delivered or utilized without the Prospectus. Capitalized terms used in this Prospectus Supplement but not defined have the meanings contained in the Prospectus.

         The following information replaces the table set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Registrable Notes beneficially owned by such Selling Securityholders that may be offered pursuant to the Prospectus, as amended or supplemented:

                                                                               SHARES THAT          PERCENTAGE OF
                                     PRINCIPAL                                 MAY BE SOLD          COMMON STOCK
                                      AMOUNT OF          PERCENTAGE OF         PURSUANT TO              AFTER
                                   NOTES THAT MAY            NOTES                THIS              CONVERSION OF
             NAME                    BE SOLD ($)          OUTSTANDING          PROSPECTUS (1)       THE NOTES (2)
             ----                    -----------          -----------          --------------       -------------
Allstate Insurance Company            2,000,000                *                  22,786                 *
Associated Electric & Gas               250,000                *                   2,848                 *
  Insurance Services
BancAmerica Robertson Stephens        2,040,000                *                  23,242                 *
Bear, Stearns Securities Corp.        2,300,000                *                  26,204                 *
Berger Balanced Fund, A                 200,000                *                   2,278                 *
  Series of the Berger
  Investment Portfolio Trust
Boston College Endowment Fund           106,000                *                   1,207                 *
The Common Fund                         870,000                *                   9,912                 *

                                                                               SHARES THAT          PERCENTAGE OF
                                     PRINCIPAL                                 MAY BE SOLD          COMMON STOCK
                                      AMOUNT OF          PERCENTAGE OF         PURSUANT TO              AFTER
                                   NOTES THAT MAY            NOTES                THIS              CONVERSION OF
             NAME                    BE SOLD ($)          OUTSTANDING          PROSPECTUS (1)       THE NOTES (2)
             ----                    -----------          -----------          --------------       -------------

Consolidated Press                    2,570,000                *                  29,281                 *
  International, Ltd.
Deeprock & Co.                        2,500,000                *                  28,483                 *
Deutsche Bank New York               10,250,000              3.31%               116,782                 *
  Custody Services
Deutsche Bank Securities, Inc.        8,840,000              2.85%               100,717                 *
Emory University Endowment              470,425                *                   5,359                 *
  Fund
Employers' Reinsurance                  200,000                *                   2,278                 *
  Corporation
Everen Securities, Inc.                 265,000                *                   3,019                 *
Farallon Capital                      9,220,000              2.97%               105,047                 *
  Institutional Partners, L.P.
Farallon Capital                      2,615,000                *                  29,793                 *
  Institutional Partners II,
  L.P.
Farallon Capital                        245,000                *                   2,791                 *
  Institutional Partners III,
  L.P.
Farallon Capital Offshore            12,040,000              3.88%               137,176                 *
  Investors, Inc.
Farallon Capital Partners,            9,850,000              3.18%               112,225                 *
  L.P.
The George Putnam Fund of             1,000,000                *                  11,393                 *
  Boston
Goldman Sachs & Co.                     900,000                *                  10,254                 *
Highbridge Capital Corp.              2,000,000                *                  22,786                 *
Janus Balanced Funds and              5,500,000              1.77%                62,663                 *
  Janus Aspen Balanced Portfolio
MainStay Convertible Fund             3,500,000              1.13%                39,876                 *
McMahan Securities Company,             151,000                *                   1,720                 *
  L.P.
Museum of Fine Arts, Boston             123,000                *                   1,401                 *



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

                                                                               SHARES THAT          PERCENTAGE OF
                                     PRINCIPAL                                 MAY BE SOLD          COMMON STOCK
                                      AMOUNT OF          PERCENTAGE OF         PURSUANT TO              AFTER
                                   NOTES THAT MAY            NOTES                THIS              CONVERSION OF
             NAME                    BE SOLD ($)          OUTSTANDING          PROSPECTUS (1)       THE NOTES (2)
             ----                    -----------          -----------          --------------       -------------
NationsBanc Montgomery                2,000,000                *                  22,786                 *
  Securities, Inc./ San
  Francisco
Nesbitt Burns                         1,187,000                *                  13,523                 *
New Hampshire State                     546,000                *                   6,220                 *
  Retirement System
North Star Hedge Fund, L.P.           1,900,000                *                  21,647                 *
Promutual                               458,000                *                   5,218                 *
Putnam Convertible                      299,000                *                   3,406                 *
  Opportunities and Income Trust
Putnam Convertible                      550,000                *                   6,266                 *
  Income-Growth Trust
Putnam Funds Trust - Putnam              15,000                *                     170                 *
  High Yield Total Return Fund
Putnam High Income                      300,000                *                   3,418                 *
  Convertible and Bond Fund
Putnam High Yield Fixed                 100,000                *                   1,139                 *
  Income Fund, LLC
Putnam High Yield Advantage           5,000,000              1.61%                56,967                 *
  Fund
Putnam High Yield Trust               4,000,000              1.29%                45,573                 *
Putnam Income Fund                    1,500,000                *                  17,090                 *
Putnam Variable Trust -                 900,000                *                  10,254                 *
  Putnam VT High Yield Fund
Shephard Investment                   7,245,000              2.34%                82,545                 *
  International, Ltd.
Societe Generale Securities           2,400,000                *                  27,344                 *
  Corp.
SoundShore Partners, L.P.             2,000,000                *                  22,786                 *
STI Classic Mid Cap Fund              5,237,075              1.69%                59,668                 *
STI Classic Mid Cap Variable            290,000                *                   3,304                 *
  Annuity Trust



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

                                                                               SHARES THAT          PERCENTAGE OF
                                     PRINCIPAL                                 MAY BE SOLD          COMMON STOCK
                                      AMOUNT OF          PERCENTAGE OF         PURSUANT TO              AFTER
                                   NOTES THAT MAY            NOTES                THIS              CONVERSION OF
             NAME                    BE SOLD ($)          OUTSTANDING          PROSPECTUS (1)       THE NOTES (2)
             ----                    -----------          -----------          --------------       -------------

Tinicum Partners, L.P.                  190,000                *                   2,164                 *
Tribeca Investments, LLC              2,000,000                *                  22,786                 *
University of Rochester                 108,000                *                   1,230                 *
Any other holder of Notes or
  future transferee from any
  such holder (3)                  $217,713,000                                2,480,494
Total                              $310,000,000               100%             3,531,958

* Less than one percent.

----------
(1) Assumes conversion of the full amount of Notes held by such Selling Securityholder at the initial conversion price of $87.77 per share. The conversion price is subject to adjustment as described under "Description of Notes -- Conversion Rights." Fractional shares will not be issued upon conversion of the Notes. Cash will be paid in lieu of fractional shares, if any. The difference in the total from the total set forth on the Prospectus Cover page is due to the rounding of fractional shares.

(2) The percentage of Common Stock after conversion of the Notes:

         (1) assumes that the Selling Securityholders do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate; and

         (2) represents the percentage of the Common Stock each Selling Securityholder will have after treating as outstanding the number of shares of Common Stock shown as being issuable upon the assumed conversion by the named Selling Securityholder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other Selling Securityholder.

These percentages are based on 37,634,584 shares of Common Stock that were issued and outstanding as of November 7, 1997 before taking into account any of the assumed conversions.

(3) Certain Selling Securityholders, while reserving the right to have their Notes registered at a later date, have either:

         (1) elected to not have Notes owned by them registered at this time; or

         (2) have not provided the Company with instructions to register their Notes at this time.



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

Information concerning other selling holders of the Notes will be set forth from time to time in Prospectus Supplements, if required.

          * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

         Information concerning the Selling Securityholders may change from time to time. The Company will prepare additional supplements to the Prospectus to show changed information when necessary. The per share conversion price and the number of shares issuable upon conversion of the Notes is subject to adjustment under certain circumstances. The aggregate number of shares of Common Stock issuable upon conversion of the Notes offered hereby may increase or decrease if there is an adjustment in the conversion price.



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